EXHIBIT 99

FOR IMMEDIATE RELEASE

 RURAL CELLULAR CORP. & AMERICAN PORTABLE TELECOM PLAN JOINT VENTURE TO PROVIDE
      WIRELESS PCS SERVICE IN RURAL MINNESOTA, NORTH DAKOTA AND WISCONSIN


         PCS SYSTEMS IN DULUTH-SUPERIOR, FARGO AND GRAND FORKS WILL BE
                     AMONG NATION'S FIRST IN RURAL MARKETS

AUGUST 26, 1996, ALEXANDRIA, MINNESOTA -- Rural Cellular Corporation -- RCC -- (Nasdaq National Market: RCCC] and American Portable Telecom, Inc. -- APT -- (Nasdaq National Market: APTI] today announced the signing of a letter of intent
(LOI) to establish a joint venture named Wireless Alliance, LLC. The Wireless Alliance will construct and operate Personal Communications Service (PCS) networks in Duluth, Minnesota, Fargo and Grand Forks, North Dakota and Superior, Wisconsin. The agreement is expected to open important new PCS markets for the companies, adding significant value to both, and will more than double the population base currently served by RCC's operations.

Subject to a definitive agreement requiring regulatory approvals, Wireless Alliance will be 51 percent owned by RCC and 49 percent owned by APT. Under terms of the LOI, the Wireless Alliance will use 20 megahertz of APT's 30 MHz broadband spectrum within the Duluth-Superior, Fargo and Grand Forks portions of the company's Minneapolis Major Trading Area License.

RCC will be responsible for managing Wireless Alliance.

Designed for business, residential and mobile applications, the new rural PCS systems will be among the first of their kind in the nation. Seen as the next generation of digital wireless communications service, PCS is currently operational in several major cities in the U.S. and worldwide.

Like APT's other PCS networks, the new rural networks will use GSM (Global System for Mobile communications) technology. In commercial service since 1992, GSM is the most widely accepted PCS standard, used around the world by more than 162 PCS carriers.

The Wireless Alliance network for Duluth-Superior is expected to be fully operational late in 1997, followed by system roll-outs in Fargo and Grand Forks.

"By allowing RCC to expand its current coverage into new markets where we do not hold cellular licenses, the joint venture will enable us to fulfill the expectations of our customers and shareholders," said Richard Ekstrand, RCC's president and chief executive officer. "As a result, we expect to realize significant economies of scale by leveraging our sales and marketing team and extensive infrastructure over a much larger base of potential subscribers."

"Moreover, we're delighted to be aligned with APT in this venture. Like RCC, they are an aggressive, innovative, entrepreneurial company dedicated to the customer. This will be an exciting partnership."

Said Don Warkentin, APT's president and CEO, "This is definitely a win-win agreement for both companies. RCC will expand its market, while APT rapidly expands its GSM footprint, by providing state-of-the-art wireless communications service to several rural markets much sooner than would otherwise have been possible."

"RCC is a great marketing partner; the very best partner to be working with in these areas. They've been tremendously successful in their markets and we see wonderful synergy's between our companies."

GSM networks such as the ones planned under the joint venture offer greatly enhanced functionality over conventional wireless systems. In addition to voice service, GSM's advanced features include high-speed data, fax and two-way text messaging, as well as Smart Card capabilities. Digital GSM networks also offer calling features such as Caller ID, call-forwarding and call waiting, among others. Like cellular, PCS provides great mobility and compatibility with other telephone networks.

RCC said long-term financing to support construction of the PCS network has received preliminary approval. Interest and operating expenses related to this financing will have minimal impact on RCC's 1996 operating results.

American Portable Telecom is a majority owned subsidiary of Telephone and Data Systems, Inc. (TDS), a $1 billion-a-year telecommunications company based in Chicago. In April 1996, TDS [AMEX:TDS] sold 17.2 percent of APT in an initial public offering. The company has licenses to provide PCS service in major trading areas covering 27.3 million of the U.S. population. APT's markets include Columbus, Houston, Minneapolis-St. Paul, Pittsburgh and Tampa-St. Petersburg-Orlando. APT also plans to construct networks for its PCS markets using GSM technology, and intends to launch commercial service by early 1997.

Rural Cellular Corporation (RCC) was formed in 1990 when 40 independent telephone companies in northern Minnesota merged their cellular interests. RCC became a publicly-traded company in February 1996 through an initial public offering. RCC provides cellular communication services throughout most of northern Minnesota and a paging service in northern Minnesota and eastern North Dakota. RCC markets its cellular services under "Cellular 2000 (R)" and its paging services under "KEYPAGE(R)."

                                      # # #

Contacts:

RCC:  Richard Ekstrand                       APT:  J. Clarke Smith
President/CEO                                Vice President, Finance and Admin.
320-762-2000                                 312-399-4367

Also:  Ann Elliott                           Also:  Arianne Venuso
Manager, Corporate Communications            Public Relations
320-762-2000                                 312-399-4184